EXHIBIT 99.1

Genesis Microchip Inc. Announces Stock Repurchase Program

SAN JOSE, Calif., Aug 26, 2002 (BUSINESS WIRE)—Genesis Microchip (Nasdaq:GNSS), a leading provider of display image processors, today announced that its Board of Directors has approved a stock repurchase program. Under the stock repurchase program, the Board of Directors authorized a repurchase of up to $25 million of Genesis Microchip’s common stock. The company may repurchase its stock in the open market from time to time, depending upon market conditions, stock price and other factors. As of June 30, 2002, the company had approximately 31 million shares outstanding.

James Donegan, Genesis Microchip’s CEO, stated, “We believe that the stock repurchase program is an attractive investment at this time and a prudent use of the company’s cash.”

About Genesis Microchip

Genesis Microchip is a developer of image processing systems used worldwide by display manufacturers to achieve lifelike, visibly better images across the broadest set of devices including flat-panel displays, digital TVs, digital CRTs and DVDs. Having acquired the technology and talent behind the Emmy-award winning Faroudja(TM) brand, and with more engineers working on display processors than any other company, Genesis offers a technology portfolio that boasts 135 patents, including System-on-a-chip design, DCDi(TM) deinterlacing, TrueLife(TM) video enhancement, Intellicomb(TM) decoding, Faroudja Picture Plus(TM) as well as analog and mixed signal design. Founded in 1987 and headquartered in Silicon Valley, Genesis supports its leading-brand name customers with offices in the U.S., Canada, India, Taiwan, Korea, China and Japan. For more information about Genesis Microchip or Genesis Display Perfection(TM) technologies, please visit www.genesis-microchip.com.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including statements about the company’s stock repurchase program. The forward-looking statements are subject to risks and uncertainties that could cause the results to differ from those projected. These risks and uncertainties include the timing, price and amount of purchases under the stock repurchase program, the company’s future sales and financial stability, and general economic conditions. Such factors include those set forth in the reports that the company files from time to time with the Securities and Exchange Commission, including, but not limited to, the company’s report on Form 10-K for the fiscal year ended March 31, 2002.

NOTE:

—Genesis is a registered trademark of Genesis Microchip Inc.

—Genesis Display Perfection is a trademark of Genesis Microchip Inc.

Note to Editors: All trademarks are the property of their respective owners.

CONTACT: Genesis Microchip Inc. Ava M. Hahn, 408/934-4302 Corporate Counsel or Nagle & Ferri (for Genesis Microchip Inc.) Frank Nagle or Bob Ferri, 415/575-1999 Investor Relations